TRANSFER DOCUMENT


     FOR VALUE RECEIVED, Colony Resorts LVH Coinvestment Voteco, LLC, a Delaware limited liability company, hereby sells, assigns and transfers unto WH/LVH Managers Voteco LLC, a Delaware limited liability company, 0.60 Class A Membership Units in Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company, standing in its name on the books of Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company, and irrevocably appoints ________________ as attorney to transfer the ownership interests with full power of substitution in the premises.

DATED:  July 19, 2006                   COLONY RESORTS LVH COINVESTMENT
        --------------------            VOTECO, LLC



                                        By: /s/ Thomas J. Barrack, Jr.
                                            ------------------------------------
                                            Name:   Thomas J. Barrack, Jr.
                                            Title:  Member